Exhibit 2(g)

Unaudited Condensed Interim Consolidated Financial Statements of Cornerstone Capital Resources Inc. For the three months ended March 31, 2020 and 2019

CORNERSTONE CAPITAL RESOURCES INC. Table of Contents PAGE Notice of No Auditor Review of Interim Financial Statements 3 Unaudited Condensed Interim Consolidated Statements of Financial Position 4 Unaudited Condensed Interim Consolidated Statements of Operations and Comprehensive Income (Loss) 5 Unaudited Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity 6 Unaudited Condensed Interim Consolidated Statements of Cash Flows 7 Unaudited Condensed Interim Notes to the Consolidated Financial Statements 8 - 28 2

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS The accompanying unaudited condensed interim consolidated financial statements of Cornerstone Capital Resources Inc. for the three months ended March 31, 2020 have been prepared by and are the responsibility of the Company’s management. The Company’s independent auditors have not performed a review of these financial statements in accordance with the standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor. 3

CORNERSTONE CAPITAL RESOURCES INC. Unaudited Condensed Interim Consolidated Statements of Financial Position (Expressed in Canadian Dollars) As at March 31, 2020 As at December 31, 2019 $ $ ASSETS CURRENT Cash and cash equivalents Marketable securities (Note 7) Receivables (Note 8) Prepaid expenses 933,951 153 826,526 204,684 851,780 382 541,709 226,698 TOTAL CURRENT ASSETS 1,965,314 1,620,569 Long term investments (Note 6, 9) Marketable securities (Note 6, 7) Property and equipment 72,000,000 55,875,940 243,144 72,000,000 60,111,027 251,345 TOTAL NON-CURRENT ASSETS 128,119,084 132,362,372 TOTAL ASSETS 130,084,398 133,982,941 LIABILITIES CURRENT Trade payables and accrued liabilities 649,767 962,178 TOTAL CURRENT LIABILITIES 649,767 962,178 Deferred tax liability 20,160,000 20,160,000 TOTAL LIABILITIES 20,809,767 21,122,178 EQUITY Shareholders' equity (Note 11) 109,274,631 112,860,763 TOTAL LIABILITIES AND EQUITY 130,084,398 133,982,941 Basis of consolidation and presentation (Note 2) Contingencies (Note 15) Commitments (Note 16) Events after the reporting period (Note 17) APPROVED BY THE BOARD OF DIRECTORS ON MAY 28, 2020: "Brooke Macdonald" Director "Beverley Evans" Director See accompanying notes to the consolidated financial statements 4

CORNERSTONE CAPITAL RESOURCES INC.

Unaudited Condensed Interim Consolidated Statements of Operations and Comprehensive (Loss) Income

(Expressed in Canadian Dollars)

	Three months ended March 31, 2020	Three months ended March 31, 2019
	$	$
REVENUE AND OTHER INCOME		
Unrealized (loss) on value of marketable securities	**(229)**	(14)
Project revenue	**18,293**	54,734
Other income	-	-
Investment income	**18**	6
TOTAL REVENUE AND OTHER INCOME	**18,082**	54,726
EXPENSES		
Exploration and evaluation expenditures (Note 10)	**916,719**	884,976
General and administrative	**146,491**	143,042
Share-based payments (Note 11)	**421,211**	522,025
Consulting fees	**170,781**	201,225
Accounting, audit and legal	**91,634**	93,743
Depreciation	**12,735**	16,488
Interest and bank charges	**2,356**	3,178
Foreign exchange (gain)	**(101,300)**	(2,875)
TOTAL EXPENSES	**1,660,627**	1,861,802
NET LOSS FOR THE PERIOD	**(1,642,545)**	(1,807,076)
OTHER COMPREHENSIVE (LOSS) INCOME		
Loss on disposal of marketable securities (Note 7)	**(1,394,448)**	-
Unrealized (loss) gain on investment (Note 7)	**(1,127,108)**	13,612,473
Deferred income tax recovery	-	-
TOTAL OTHER COMPREHENSIVE (LOSS) INCOME	**(2,521,556)**	13,612,473
NET COMPREHENSIVE (LOSS) INCOME	**(4,164,101)**	11,805,397
Loss per share		
Basic	**(0.05)**	(0.06)
Diluted	**(0.05)**	(0.06)
Weighted-average number of shares outstanding		
Basic	**32,372,357**	31,826,215
Diluted	**32,372,357**	31,826,215

See accompanying notes to the consolidated financial statements

5

CORNERSTONE CAPITAL RESOURCES INC.

Unaudited Condensed Interim Consolidated Statements of Changes in Shareholders' Equity

(Expressed in Canadian Dollars)

		Share capital	Warrants	Contributed Surplus	Accumulated other Comprehensive Income	Deficit	Total Shareholders' Equity
	Number of shares	$	$	$	$	$	$
Balance, December 31, 2018	31,767,732	159,753,640	2,301,300	15,517,429	70,573,742	(66,956,272)	181,189,839
Total comprehensive loss for the period	-	-	-	-	13,612,473	(1,807,076)	11,805,397
Shares issued on exercise of stock options	55,000	350,905		(157,655)			193,250
Shares issued on exercise of warrants	131,250	311,124	(48,624)				262,500
Share-based payments	-	-	-	522,025		-	522,025
Share issue costs	-	(32,402)	-	-	-	-	(32,402)
Balance, March 31, 2019	31,953,982	160,383,267	2,252,676	15,881,799	84,186,215	(68,763,348)	193,940,609
Total comprehensive loss for the period					(78,067,980)	(5,476,250)	(83,544,230)
Shares issued on exercise of stock options	2,500	9,500		(4,010)			5,490
Shares issued on exercise of warrants	65,584	252,711	(48,922)				203,789
Expiry of warrants			(1,216,373)	1,216,373			-
Shares issued to settle debt	283,920	672,891					672,891
Share-based payments				1,609,201			1,609,201
Share issue costs		(26,987)					(26,987)
Balance, December 31, 2019	32,305,986	161,291,382	987,381	18,703,363	6,118,235	(74,239,598)	112,860,763
Total comprehensive loss for the period	-	-	-	-	(2,521,556)	(1,642,545)	(4,164,101)
Shares issued on exercise of stock options (note 11)	87,175	296,395	-	(122,045)	-	-	174,350
Share-based payments (note 11)	-	-	-	421,211	-	-	421,211
Share issue costs	-	(17,592)	-	-	-	-	(17,592)
Balance, March 31, 2020	32,393,161	161,570,185	987,381	19,002,529	3,596,679	(75,882,143)	109,274,631

On July 12, 2019 the Company implemented a share consolidation where shareholders received one post-consolidation common share for every 20 pre-consolidation common shares held. All share, option and warrant information has been adjusted to reflect this consolidation.

See accompanying notes to the consolidated financial statements

6

CORNERSTONE CAPITAL RESOURCES INC. Unaudited Condensed Interim Consolidated Statements of Cash Flows (Expressed in Canadian Dollars) Three months ended March 31, 2020 Three months ended March 31, 2019 $ $ OPERATING ACTIVITIES Net loss for the period Items not affecting cash: Depreciation Unrealized loss on value of marketable securities Share-based payments Professional fees settled in common shares Changes in non-cash operating working capital (Note 13) (1,642,545) (1,807,076) 12,735 229 421,211 - (575,214) 16,488 14 522,025 - (539,473) CASHFLOWS FROM OPERATING ACTIVITIES (1,783,584) (1,808,022) INVESTING ACTIVITIES Proceeds on disposal of marketable securities Purchase of property and equipment 1,713,531 (4,534) - - CASHFLOWS FROM INVESTING ACTIVITIES 1,708,997 - FINANCING ACTIVITIES Proceeds from exercise of stock options Proceeds from exercise of warrants Proceeds from issuance of share capital Share issue costs 174,350 - - (17,592) 193,250 262,500 - (32,402) CASHFLOWS FROM FINANCING ACTIVITIES 156,758 423,348 (DECREASE) INCREASE IN CASH CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD 82,171 851,780 (1,384,674) 3,883,299 CASH AND CASH EQUIVALENTS, END OF THE PERIOD 933,951 2,498,625 See accompanying notes to the consolidated financial statements Supplemental cash flow information (Note 13) 7

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 1. DESCRIPTION OF BUSINESS Cornerstone Capital Resources Inc. (“Cornerstone Capital”, “Cornerstone”, or the “Company”), is incorporated under the laws of Alberta, Canada and has its principal office in Ottawa, Ontario, Canada. The Company, through its wholly-owned subsidiaries, its 15% shareholding in Exploraciones Novomining S.A. (“ENSA”), and its 12.5% holdings in La Plata Minerales S.A., is engaged in the evaluation, acquisition and exploration of mineral properties in Ecuador and Chile. The Company plans to ultimately develop the properties, bring them into production, option or lease the properties to third parties, or sell the properties outright. The Company has not determined whether these properties contain mineral reserves that are economically recoverable, and the Company is considered to be in the exploration stage. These unaudited condensed interim consolidated financial statements (“financial statements”) for the three months ended March 31, 2020 and 2019, were authorized for issuance by the Board of Directors of the Company on May 28, 2020. 2. BASIS OF CONSOLIDATION AND PRESENTATION Statement of Compliance These financial statements are unaudited and have been prepared in accordance with IAS 34, Interim Financial Reporting, (“IAS 34”), using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”). The preparation of the financial statements in compliance with IFRS requires management to make certain critical accounting estimates. It also requires management to exercise judgements in applying the Company’s accounting policies. The areas involving a higher degree of judgements or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in Note 3. Basis of Consolidation and Presentation The financial statements reflect the financial position, results of operations and cash flows of the Company and its subsidiaries. Cornerstone Capital is the ultimate parent company of the consolidated group. Subsidiaries are consolidated from the date on which the Company obtains control and continue to be consolidated until control ceases. Subsidiaries consist of entities over which the Company is exposed to, or has rights to, variable returns as well as the ability to affect those returns through the power to direct the relevant activities of the entity. The financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating inter-entity balances and transactions. Where the ownership of a subsidiary is less than 100%, and a non-controlling interest thus exists, any losses of that subsidiary are attributed to the non-controlling interests even if that results in a deficit. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. On August 28, 2019 Sunstone Metals Limited acquired 51% of La Plata Minerales S.A. under a farm-in agreement involving the Bramaderos project in Ecuador. As a result of this change in ownership accounting for La Plata Minerales S.A. was changed from the consolidation method to the equity method. The Company recorded a loss of $167,130 as a result of this change. Since that time, the investment of the Company has been accounted for as a Joint Venture. On January 7, 2020 the farm-in arrangement was amended to provide Cornerstone with a 12.5% interest carried by Sunstone through to the start of commercial production and repayable at Libor plus 2% out of 90% of Cornerstone’s share of earnings or dividends from the Bramaderos project. 8

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

2. BASIS OF CONSOLIDATION AND PRESENTATION (Continued)

The Company's indirect 15% interest in ENSA (held by Cornerstone Ecuador S.A. ("CESA")) is being accounted for at Fair Value through Other Comprehensive Income.

The subsidiaries and joint venture of the Company at March 31, 2020, and their principal activities are described below:

Name of subsidiary	Acronym	Place of incorporation	Ownership interest	Principal activity
Cornerstone Exploration Inc.	CEX	Canada	100%	Holding
Gestion Minera S.A. (1)	GEMINSA	Ecuador	100%	Services
Bellamaria Mining S.A.	BMSA	Ecuador	100%	Exploration
Canabrava Mining S.A.	CMSA	Ecuador	100%	Exploration
La Plata Minerales S.A.	La Plata	Ecuador	12.5%	Exploration
Exploaurum S.A.	EXSA	Ecuador	100%	Exploration
Cornerstone Ecuador S.A.	CESA	Ecuador	100%	Exploration
Vetasgrandes Mining S.A.	VMSA	Ecuador	100%	Exploration
Minera Cornerstone Chile Limitada	MCCL	Chile	100%	Exploration

(1) Provides Project Management and Technical services to all subsidiaries, including La Plata.

Interest in equity investment

Currently, the Company's only interest in an equity investee is its 12.5% interest in La Plata Minerales S.A. ("La Plata").

Interests in joint ventures are accounted for using the equity method in accordance with IAS 28. They are recognized initially at cost, which includes transaction costs. After initial recognition, the consolidated financial statements include the Company's share of the profit or loss and other comprehensive income ("OCI") of equity investees until the date on which significant influence ceases.

If the Company's share of losses in an equity investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, the group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the other entity.

Unrealized gains on transactions between the Company and its joint ventures are eliminated to the extent of the Company's interest in these entities. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

The financial statements of the Company have been prepared in accordance with IFRS on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company does not have any proven economically recoverable reserves, has a history of losses, and at March 31, 2020, the Company had an accumulated deficit of $75,882,143 (December 31, 2019 - $74,239,598) and has an accumulated net comprehensive gain of $3,596,679 (December 31, 2019 - $6,118,235). The success of the Company is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain financing to find and complete the development of such reserves, the ability of the Company to satisfy obligations as they come due and upon future profitable production from the properties or proceeds from disposition. The Company as at March 31, 2020, had cash balances of $933,951 (December 31, 2019 - $851,780) and current liabilities of $649,767 (December 31, 2019 - $962,178).

9

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 2. BASIS OF CONSOLIDATION AND PRESENTATION (Continued) The Company is assessing its options for financing required to continue to pursue its exploration activities, and to meet its general and administrative costs for at least the next 12 months from the reporting period. Although the Company has taken steps to verify title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements or transfers, government licensing requirements or regulations, unregistered claims and non-compliance with regulatory, environmental and social licensing requirements, and may be affected by undetected defects. If the going concern assumption was not appropriate for these financial statements, adjustments would be necessary to the carrying value of assets and liabilities, the reported net loss and the balance sheet classifications used. Basis of measurement These financial statements have been prepared on a historical cost basis, except for long-term investments and marketable securities classified as fair value through Other Comprehensive Income, which are measured at fair value. Functional currency and currency of presentation The financial statements are presented in Canadian dollars which is also the functional currency of the Company and its subsidiaries. All financial information has been presented in CAD, unless otherwise stated and “USD” represents United States dollars and “CLP” represents Chilean Peso. All amounts have been rounded to the nearest dollar, unless otherwise stated. 3. SIGNIFICANT ACCOUNTING POLICIES The accounting policies applied in the preparation of these financial statements are consistent with those applied and disclosed in the Company's audited consolidated financial statements for the year ended December 31, 2019. The preparation of the financial statements in compliance with IFRS requires management to make certain critical accounting estimates. It also requires management to exercise judgements in applying the Company’s accounting policies. The areas involving a higher degree of judgements or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed below. Significant accounting judgments, estimates and assumptions The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of the assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates. The Company has identified the following critical accounting policies under which significant judgments, estimates and assumptions are made and where actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results or the financial position reported in future periods. In particular, the Company has identified the following areas where significant judgments, estimates, and assumptions are required. Further information on each of these areas and how they impact the various accounting policies are described below and also in the relevant notes to the consolidated financial statements. 10

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 3. SIGNIFICANT ACCOUNTING POLICIES (Continued) Significant management judgments The following are significant management judgments in applying the accounting policies of the Company and have the most significant effect on the financial statements. • Income, value added, withholding and other taxes The Company is subject to income, value added, withholding and other taxes. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income, value added, withholding and other tax liabilities requires interpretation of complex laws and regulations. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax related filings are subject to government audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made. • Going concern The assessment of the Company’s ability to continue as a going concern and to raise sufficient funds to pay for its ongoing operating expenditures, meet its liabilities for the ensuing year, and to fund planned and contractual exploration programs, involves significant judgments based on historical experience and other factors including expectation of future events that are believed to be reasonable under the circumstances. The Company’s business of exploring for minerals involves a high degree of risk and there can be no assurance that current exploration programs will ultimately result in profitable mining operations. The Company's continued existence is dependent upon the preservation of its interests in the underlying properties it acquires, the discovery of economically recoverable reserves, the achievement of profitable operations, the ability of the Company to raise additional financing, if necessary, or alternatively, upon the Company's ability to dispose of its interests on an advantageous basis. Changes in future conditions could require material write-downs to the carrying values of the Company’s assets. The Company’s assets may also be subject to increases in taxes and royalties, renegotiation of contracts, currency exchange fluctuations and restrictions, and political uncertainty. • Contingencies By their nature, contingencies will be resolved only when one or more uncertain future events occur or fail to occur. The assessment of the existence and potential quantum of contingencies inherently involves the exercise of significant judgments and the use of estimates regarding the outcome of future events. • Functional currency The functional currency of the parent entity, and each of its subsidiaries, is the currency of the primary economic environment in which the entity operates. The parent entity has determined the functional currency of each entity is the Canadian dollar. Determination of functional currency may involve certain judgments to determine the primary economic environment and the parent entity reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment. 11

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 3. SIGNIFICANT ACCOUNTING POLICIES (Continued) • Repayment of carried interest on Cascabel ENSA, which is owned by SolGold and Cornerstone, holds 100% of the Cascabel concession. Subject to the satisfaction of certain conditions, including SolGold’s fully funding the project through to completion of a feasibility study, SolGold will own 85% of the equity of ENSA and Cornerstone will own the remaining 15% of ENSA. SolGold is funding 100% of the exploration at Cascabel and is the operator of the project. SolGold is entitled to receive 90% of Cornerstone’s distribution of earnings or dividends from ENSA to which Cornerstone would otherwise be entitled until such time as the amounts so received equal the aggregate amount of expenditures incurred by SolGold that would have otherwise been payable by Cornerstone, plus interest thereon from the dates such expenditures were incurred at a rate per annum equal to LIBOR plus 2 per cent until such time as SolGold is fully reimbursed. Cornerstone is required to contribute its 15% of costs following completion of the feasibility study, subject to dilution for failure to do so (and if diluted below 10%, its interest will be automatically converted to a 0.5% NSR, which SolGold may purchase for US$3.5 million), but the 15% interest carried through to completion of the feasibility study (the “Carried Interest”) is only repayable as indicated above if there is an operation at Cascabel. Consequently, because there is uncertainty about the completion of a positive feasibility study no provision for a contingent liability for the repayment of the Carried Interest has been recorded in the Consolidated Statement of Financial Position. Estimates and assumptions The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market change or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur. • Property and equipment The Company reviews the estimated useful lives of property and equipment at the end of each reporting period to ensure assumptions are still valid as well as for indicators of impairment and makes judgments about the recoverable amounts. • Receivables The Company reviews its receivables on a regular basis and makes estimates of any amounts which are not expected to be collected. If such doubt exists, an allowance for doubtful accounts will be recorded. • Share-based payments and warrants The Company makes certain estimates and assumptions when calculating the fair values of stock options and warrants granted. The significant assumptions used include estimates of expected volatility, expected life and expected risk-free rate of return. Changes in these assumptions may result in a material change to the amount recorded for the issuance of stock options and warrants. • Fair value of investment in securities not quoted in an active market Where the fair values of financial assets and liabilities recorded on the consolidated statement of financial position cannot be derived from active markets, they are determined using a variety of valuation techniques. The inputs to these models are derived from observable market data where possible, but where observable 12

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 3. SIGNIFICANT ACCOUNTING POLICIES (Continued) market data are not available, judgement is required to establish fair values. Refer to notes 7 and 10 for further details. • Estimation of decommissioning and restoration costs and timing of expenditures Management is not aware of any material restoration, rehabilitation and environmental provisions as at March 31, 2020 and 2019. Decommissioning, restoration and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements, constructive obligations and are measured at fair value and these estimates are updated at least annually. Fair value is determined based on the net present value of estimated future cash expenditures for the settlement of decommissioning, restoration or similar liabilities that may occur upon decommissioning of a mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities. New IFRS Standards During 2019, the Company adopted a number of new IFRS standards, interpretations, amendments and improvements of existing standards. These included IFRS 16 and IFRIC 23. These new standards and changes did not have any material impact on the Company’s consolidated financial statements. IFRS 16 – Leases (“IFRS 16”) was issued in January 2016 and replaces IAS 17 – Leases as well as some lease-related interpretations. With certain exceptions for leases under twelve months in length or for assets of low value, IFRS 16 states that upon lease commencement a lessee recognizes a right-of-use asset and a lease liability. The right-of-use asset is initially measured at the amount of the liability plus any initial direct costs. After lease commencement, the lessee shall measure the right-of-use asset at cost less accumulated depreciation and accumulated impairment. A lessee shall either apply IFRS 16 with full retrospective effect or alternatively not restate comparative information but recognize the cumulative effect of initially applying IFRS 16 as an adjustment to opening equity at the date of initial application. IFRS 16 requires that lessors classify each lease as an operating lease or a finance lease. IFRS 16 is effective for annual periods beginning on or after January 1, 2019. The adoption of this accounting policy did not have an impact on the Company’s consolidated financial statements. IFRIC 23 – Uncertainty Over Income Tax Treatments (“IFRIC 23”) was issued in June 2017 and clarifies the accounting for uncertainties in income taxes. The interpretation committee concluded that an entity shall consider whether it is probable that a taxation authority will accept an uncertain tax treatment. If an entity concludes it is probable that the taxation authority will accept an uncertain tax treatment, then the entity shall determine taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates consistently with the tax treatment used or planned to be used in its income tax filings. If an entity concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the entity shall reflect the effect of uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates. 4. FUTURE ACCOUNTING CHANGES There have been no recent IFRS accounting pronouncements with respect to new standards, interpretations and amendments during the three months ended March 31, 2020, as compared to the recent accounting pronouncements described under Note 4 in the Company’s annual audited consolidated financial statements for the year ended December 31, 2019, which are of potential significance to the Company. 13

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 5. CAPITAL MANAGEMENT The capital structure of the Company consists of equity comprised of share capital, warrants, reserves and deficit. The Company manages its capital structure and adjusts it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral assets. The properties in which the Company has or is earning an interest are in the exploration stage; as such the Company has historically relied on the equity markets to fund its activities. Subject to availability of funding, the Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geological or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis. The Company is not subject to externally imposed capital requirements. The Company's capital management objectives, policies and processes have remained unchanged during the three months ended March 31, 2020, and the year ended December 31, 2019. The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than of the TSX Venture Exchange (“TSXV”) which requires adequate working capital or financial resources of the greater of (i) $50,000 and (ii) an amount required in order to maintain operations and cover general and administrative expenses for a period of 6 months. As at March 31, 2020, the Company believes it is compliant with the policies of the TSXV. 6. FINANCIAL INSTRUMENTS Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels: Level 1 – valuation based on quoted prices (unadjusted) observed in active markets for identical assets or liabilities. Level 2 – valuation techniques based on inputs that are quoted prices for similar instruments in active markets; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 3 – valuation techniques with significant unobservable market inputs. Level 3 financial instruments The value of the Company’s 15% interest in ENSA is classified as FVOCI. The Company has a long-term investment in ENSA, which is a private company with no quoted price in active markets and has therefore been classified as a level 3 fair value measurement. The following table presents the change in fair value measurements of financial instruments classified as Level 3 for the three months ended March 31, 2020, and the year ended December 31, 2019. These financial instruments are measured at fair value utilizing non-observable market inputs. The net unrealized losses and net unrealized gains are recognized in the other comprehensive income / (loss). 14

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

6. FINANCIAL INSTRUMENTS (Continued)

	Three months ended March 31, 2020	Year Ended December 31, 2019
Investments, fair value		
Balance, beginning of year	$ 72,000,000	$ 103,600,000
Changes in valuation	-	(31,600,000)
Balance, end of year	**$ 72,000,000**	**$ 72,000,000**

Within Level 3, the Company includes private company investments which are not quoted in an active market. The key assumptions used in the valuation of these instruments include (but are not limited to) the in situ value of copper based on the valuation reports prepared by independent valuators, SolGold and where available ENSA company-specific information, trends in the exploration market as well as significant fluctuations in commodities, and the share performance of comparable publicly-traded companies.

As the valuation of investments for which market quotations are not readily available are inherently uncertain, the values may fluctuate materially within short periods of time and are based on estimates, and determinations of fair value may differ materially from values that would have resulted if a ready market existed for the investments.

Management of the Company engaged an independent valuation firm to prepare a valuation of the investment in ENSA based primarily on the updated Alpala Maiden Mineral Deposit ("AMMD") dated November 7, 2018 (National Instrument 43-101 Technical Report filed on SEDAR on January 3, 2019) and a Preliminary Economic Assessment (PEA) dated May 20, 2019 (NI 43-101 Technical Report filed on SEDAR on June 28, 2019). Secondary factors which were considered in the valuation included but were not limited to Cornerstone Capital Resources Inc. and SolGold Plc ("SolGold")' financial statements for the periods ended December 31, 2019, and Public information with respect to mineral properties, foreign exchange rates and market dynamics.

The valuation firm provided Cornerstone with valuation methods in which there was sufficient information to determine a reasonable value for the investment in ENSA. The valuation firm based its conclusion on the valuation of ENSA using the Comparable Public Company approach and based on the enterprise value of SolGold. This approach provided Cornerstone with a range in which a reasonable valuation for ENSA would fit. Management selected a valuation of ENSA that was within the range provided in the valuation report.

Comparable Public Company Approach

The premise underlying comparable public company analysis is that the value of a mineral property can be estimated by analyzing the enterprise value of the public companies which operate similar companies or assets under similar circumstances. The value of the properties are assessed as a metric of enterprise value per copper equivalent pound, which is a risk adjusted metric of the reserves and resources contained within a given company's mine site(s).

When performing a comparable public company analysis, it is necessary to identify representative public companies. In determining the comparability of public companies, factors such as the primary ore, location, development stage, reserves and resources, grade, infrastructure and accessibility for the underlying commodity must be taken into consideration.

The valuation firm concluded that the most comparable public company was SolGold, which holds the 85% interest in the ENSA project. As a result, the market multiple of SolGold's enterprise value per risk adjusted in situ copper pound identified drove the valuation range concluded in the report.

15

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 6. FINANCIAL INSTRUMENTS (Continued) Historical transaction multiple approach The valuation firm performed market research to identify historical transactions where properties similar to Cascabel were acquired. The key considerations in identifying comparable properties were as follows: • Exploration stage • Primary metal is copper • National Instrument 43-101 resources technical report has been prepared prior to the transaction. The valuation firm concluded that none of the companies or assets identified in the historical transaction search were as comparable to the ENSA investment, as that of SolGold identified in the comparable public company market approach. The valuation of ENSA is based on the comparable public company multiple implied by the enterprise value of SolGold. The result was a value per risk adjusted in situ copper pound ranging from $0.026 to $0.028. This value was then subject to a marketability discount ranging from 0% to 10%. The model is most sensitive to the in situ price of copper as determined through analysis of the market capitalization of SolGold. As at March 31, 2020 and December 31, 2019, a 10% increase/decrease in the in situ price per pound of Copper would result in an increase/decrease in the fair value estimate of ENSA of approximately $5.63 million keeping all other variables constant. As at March 31, 2020 and December 31, 2019, a change in the marketability discount of 10% (increase to 10%) would result in a decrease in the fair value estimate of ENSA of approximately $7.6 million keeping all other variables constant. While this illustrates the overall effect of changing values of the unobservable inputs by a set percentage, the significance of the impact and the range of reasonable possible alternative assumptions may differ. The sensitivity analysis is intended to reflect the significant uncertainty inherent in the valuation of private investments under current market conditions, and the results cannot be extrapolated due to non-linear effects that changes in valuation assumptions may have on the estimated fair value of these investments. Furthermore, the analysis does not indicate a probability of changes occurring and it does not necessarily represent the Company’s view of expected future changes in the fair value of these investments. Any management actions that may be taken to mitigate the inherent risks are not reflected in this analysis. Management continues to believe that the market approach is the most appropriate approach in consideration of various factors including the volatility in the in situ value per pound of copper. Based on the enterprise value of SolGold, the valuation firm has calculated the implied mine value of the Cascabel project using the following key inputs: • • • • Risk adjusted CuEq lbs of 18,537 MMlbs Value attributable to Cascabel $/lbs ranging from 66% to 73% Adjusted $/lbs ranging from $0.026 to $0.028 Marketability discount ranging from 0% to 10% During the three months ended March 31, 2020 and the year ended December 31, 2019, the Company maintained the same valuation technique for the valuation of ENSA. 16

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

6. FINANCIAL INSTRUMENTS (Continued)

The following table presents the fair value, categorized by key valuation techniques and unobservable inputs used within Level 3 as at March 31, 2020 and December 31, 2019.

Description	Period	Estimated Fair value ($)	Valuation technique	Significant unobservable input(s)	Range of significant unobservable input(s)
ENSA	March 31, 2020	72,000,000	Modified market approach	In situ value per pound of copper	$0.026 - $0.028
ENSA	December 31, 2019	72,000,000	Modified market approach	In situ value per pound of copper	$0.026 - $0.028

Management continues to believe that the modified market approach is the most appropriate approach in consideration of various factors including the volatility in the in situ value per pound of copper.

The Company has no liabilities recorded at fair value on March 31, 2020 and December 31, 2019. The carrying value of the Company's liabilities approximates its fair value due to the short-term nature. The Company does not have any level 2 fair value measurements, and there have been no transfers between levels in 2020 and 2019.

As at March 31, 2020	Level 1	Level 2	Level 3	Total financial assets at fair value
Financial assets	$	$	$	$
Short-term Marketable securities	153	-	-	153
Long-term marketable securities	55,875,940	-	-	55,875,940
Long-term investment	-	-	72,000,000	72,000,000
	55,876,093	-	72,000,000	127,876,093

* Refer to note 7 for further information on the marketable securities and note 9 for further information on long-term investments.

As at December 31, 2019	Level 1	Level 2	Level 3	Total financial assets at fair value
Financial assets	$	$	$	$
Short-term marketable securities	382	-	-	382
Long-term marketable securities	60,111,027	-	-	60,111,027
Long-term investment	-	-	72,000,000	72,000,000
	60,111,409	-	72,000,000	132,111,409

17

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

6. FINANCIAL INSTRUMENTS (Continued)

Financial Risk Factors

The Company has exposure to credit risk, liquidity risk and market risk. The Company's Board of Directors has the overall responsibility for the oversight of these risks and reviews the Company's policies on an ongoing basis to ensure that these risks, which are summarized below, are appropriately managed:

Credit risk

Credit risk refers to the potential loss arising from any failure by counterparties to fulfill their obligations, as and when they fall due. It is inherent to the business as potential losses may arise due to the failure of its counterparties to fulfill their obligations on maturity periods or due to adverse market conditions. The Company's financial assets exposed to credit risk are primarily composed of cash, and accounts receivable (trade and other). Maximum exposure is equal to the carrying values of these assets. The Company's cash is held at several large financial institutions. Funds are kept in Canadian banks and transferred as needed to Ecuador and Chile, which have experienced political and economic stability for many years, and whose banking systems and standards for professional services are comparable to those in North America.

The Company's high-grade receivables are with the Canadian government and other recognized, creditworthy third parties.

As at March 31, 2020	Neither past due nor impaired: High grade	Neither past due nor impaired: Standard grade	Past due or Individually impaired	Total
Cash and receivables:	$	$	$	$
Cash and cash equivalents	933,951	–	–	933,951
Other receivables[(1)]	797,204	–	–	797,204
	1,731,155	–	–	1,731,155

(1) Other receivables exclude sales tax receivable of $29,322

As at December 31, 2019	Neither past due nor impaired: High grade	Neither past due nor impaired: Standard grade	Past due or Individually impaired	Total
Cash and receivables:	$	$	$	$
Cash and cash equivalents	851,780	–	–	851,780
Other receivables[(1)]	429,781	–	–	429,781
	1,281,561	–	–	1,281,561

(1) Other receivables exclude sales tax receivable of $111,928

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. As at March 31, 2020, the Company had a cash balance of $933,951 (December 31, 2019 - $851,780) to settle current liabilities of $649,767 (December 31, 2019 - $962,178). To the extent that the Company does not believe it has sufficient liquidity to meet its current obligations, the Board of Directors considers securing additional funds through equity or partnering transactions. All the Company's financial liabilities are normally paid within 30 days and are subject to normal trade terms. The Company has no significant source of operating

18

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 6. FINANCIAL INSTRUMENTS (Continued) cash flow to fund its exploration and development projects. Funding for projects requires equity or debt financing. The Company has limited financial resources and there is no assurance that funding will always be available to allow the Company to fulfill its obligations on existing or future exploration projects. Market risk Market risk is the risk that changes in market prices, such as interest rates, foreign exchange rates, and equity prices will affect the Company’s income or the value of its financial instruments. Interest rate risk – As at March 31, 2020, and December 31, 2019, the Company does not have any cash balances subject to interest rate risk. The Company’s current policy is to invest excess cash in interest bearing deposit accounts or guaranteed investment securities with its financial institutions. Price risk – The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company monitors commodity prices of gold, copper and other metals, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company. The Company believes that both commodity and equity price movements can have a substantial effect on the market value of the Company’s investments. Such price movements are monitored by the Company. Foreign exchange risk - The Company transacts business in U.S. dollars, the currency of Ecuador, and therefore is subject to foreign exchange risk on U.S. dollar receivables, trade payables and cash balances. The Company attempts to mitigate these risks by managing its U.S. dollar inflows and outflows. No hedging instruments have been used by the Company, however, depending upon the nature and level of future foreign exchange transactions, consideration may be given to the use of hedging instruments. The Company believes that it adequately manages its foreign exchange risk, and the risk is minimal. The following table shows the net exposures in USD dollars. March 31, December 31, 2020 (USD) ($) 2019 (USD) ($) Cash Receivables Trade payables and accrued liabilities Net US dollar exposure presented in CAD 550,687 568,374 623,104 214,710 (163,728) (462,394) 955,333 375,420 Based upon the above net exposures to US dollars, as at March 31, 2020, a 10% change in the value of the US dollar to the Canadian dollar exchange rate would impact the Company’s net income or loss by approximately $95,500 (December 31, 2019 - $37,500). 19

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

6. FINANCIAL INSTRUMENTS (Continued)

Sensitivity analysis

As at March 31, 2020, and December 31, 2019, the Company has an equity investment in Rambler Metals and Mining, which is listed on TSX Venture Exchange and the Alternative Investment Market ("AIM") on the London Stock Exchange, and SolGold Plc, which is listed on Toronto Stock Exchange and the London Stock Exchange ("LSE").

A 20% change in value of these investments as at March 31, 2020, would result in an increase or decrease in net comprehensive income and the carrying value of the investments of $11,175,000 (December 31, 2019 - $12,022,000). The carrying amount of cash, receivables, trade payables and accrued liabilities approximate fair value due to their short-term nature.

7. MARKETABLE SECURITIES

The marketable securities listed below are recorded at estimated fair value based on quoted closing prices at the reporting date or the closing price on the last day the security traded if there were no trades at the reporting date. The amounts at which the Company's marketable securities could be disposed of may differ from carrying values based on market quotes, as the value at which significant ownership positions are sold is often different than the quoted market price due to a variety of factors such as premiums paid for large blocks or discounts due to illiquidity. Such differences could be material. The short-term marketable securities were acquired through prior years option agreements. Market values of the investments are as follows:

Short-term marketable securities

	March 31, 2020	December 31, 2019
	$	$
Rambler Metals and Mining	**153**	382

There were no disposals and acquisitions of short-term marketable securities during the three months ended March 31, 2020.

Long-term marketable securities

The following marketable securities were acquired by the Company as a long-term strategic investment and have been classified as long-term marketable securities:

	March 31, 2020		December 31, 2019	
	Number of Shares	**$**	Number of Shares	$
SolGold Plc	**164,341,000**	**55,875,940**	169,326,838	60,111,027

During the three months ended March 31, 2020 the Company sold 4,985,838 (December 31, 2019 – 829,576) shares of SolGold Plc for total proceeds of $1,713,531 (December 31, 2019 - $279,013) and recorded a loss on the sale of long-term marketable securities of $1,394,448 (December 31, 2019 - $238,112) in comprehensive (loss) income. The unrealized loss for the three months ended March 31, 2020 is $1,127,108 (December 31, 2019 - $73,065,395).

20

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

8. RECEIVABLES

	March 31, 2020	December 31, 2019
	$	$
Sales tax receivable	**29,322**	111,928
Other receivables	**797,204**	429,781
Total receivables	**826,526**	541,709

During the three months ended March 31, 2020, the Company incurred exploration expenditures on its Bramaderos, Cana Brava and Tioloma and Chile properties which were charged back to its exploration partners Sunstone Metals Ltd and Newcrest International Pty Limited (note 10).

9. LONG TERM INVESTMENTS

ENSA, which is owned by SolGold and Cornerstone, holds 100% of the Cascabel concession. Subject to the satisfaction of certain conditions, including SolGold's fully funding the project through to completion of a feasibility study, SolGold will own 85% of the equity of ENSA and Cornerstone will own the remaining 15% of ENSA. SolGold is funding 100% of the exploration at Cascabel and is the operator of the project. SolGold is entitled to receive 90% of Cornerstone's distribution of earnings or dividends from ENSA to which Cornerstone would otherwise be entitled until such time as the amounts so received equal the aggregate amount of expenditures incurred by SolGold that would have otherwise been payable by Cornerstone, plus interest thereon from the dates such expenditures were incurred at a rate per annum equal to LIBOR plus 2 per cent until such time as SolGold is fully reimbursed. Cornerstone is required to contribute its 15% of costs following completion of the feasibility study, subject to dilution for failure to do so (and if diluted below 10%, its interest will be automatically converted to a 0.5% NSR, which SolGold may purchase for US$3.5 million), but the 15% interest carried through to completion of the feasibility study (the "Carried Interest") is only repayable as indicated above if there is an operation at Cascabel. Consequently, because there is uncertainty about the completion of a positive feasibility study no provision for a contingent liability for the repayment of the Carried Interest has been recorded in the Consolidated Statement of Financial Position.

As at March 31, 2020, the estimated value of the long-term investment in ENSA was $72,000,000 (December 31, 2019 - $72,000,000). Refer to note 7 for details on the valuation of the investment in ENSA. As at March 31, 2020, the estimated deferred income tax liability related to the long-term investment in ENSA was $20,160,000 (December 31, 2019 - $20,160,000).

10. EXPLORATION AND EVALUATION EXPENDITURES

As at March 31, 2020, the Company holds several mineral concessions in Ecuador (in addition to the concessions held by ENSA). A summary of exploration and evaluation expenditures is as follows:

21

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

10. EXPLORATION AND EVALUATION EXPENDITURES (Continued)

	Three months ended	
	March 31, 2020	March 31, 2019
Geographical Area	**Exploration and Evaluation expenditures**	Exploration and Evaluation expenditures
	$	$
Chile	**(3,473)**	65,652
Ecuador	**920,192**	819,324
	916,719	884,976

Exploration expenditures incurred in Ecuador for the three months ended March 31, 2020, have been reduced by $182,735 (March 31, 2019 - $557,222), respectively, and in Chile reduced by $56,939 (March 31, 2019 - $Nil), respectively, which were charged to the Company's exploration partners.

As at August 28, 2019, Sunstone had incurred $5,208,129 (US$3,986,585) of exploration expenditures on the Bramaderos property. As at August 28, 2019, Sunstone had acquired its initial interest in the Bramaderos property.

On December 7, 2018, the Company and its wholly owned subsidiary Minera Cornerstone Chile Ltda. have signed an option and farm-in agreement with Newcrest International Pty Limited ("Newcrest"), a subsidiary of Newcrest Mining Limited (ASX: NCM) for Cornerstone's Miocene properties in Chile.

Newcrest has the option to earn up to a 75% interest in the project in stages, as follows:

- 18-month initial option period (extended to March 31, 2021 on April 13, 2020): making an up-front payment to Cornerstone of US$100,000 (received), and spending a minimum of $1.1 million (committed);
- Stage 1 (4 years): paying US$500,000 to Cornerstone and spending a further US$8 million (with a minimum of US$500,000 in each year to maintain the option) to earn a 51% interest in the project (such interest to be held through shares in a newly incorporated Chilean company);
- Stage 2 (2 years): paying US$650,000 to Cornerstone and completing a positive Preliminary Economic Assessment in accordance with National Instrument 43-101 on any target area in the project, to increase its interest in the project to 65% (Newcrest may extend Stage 2 to 3 years by paying Cornerstone US$250,000); and
- Stage 3 (2 years): incurring expenditures of US$100 million or completing a bankable feasibility study (BFS), whichever occurs first, to increase its interest in the project to 75% (Newcrest may extend Stage 3 by up to an additional 2 years by paying US$500,000 to Cornerstone for each 1 year extension).

If Newcrest earns a 75% interest, Cornerstone will have the option for 90 days to convert 5% (1/5th) of its 25% project equity into a 1% net smelter returns (NSR) royalty. Newcrest will have the right to buy down the royalty to 0.5% NSR at fair market value after delivery of the BFS.

Cornerstone's carried interest ends at the end of Stage 3 or sooner if Newcrest fails to complete any Stage after completing Stage 1 or if Newcrest elects not to proceed with Stage 2 or 3, following which Cornerstone will be required to contribute or suffer dilution of its participating interest according to a formula. If Newcrest completes Stage 1 and elects not to proceed to Stage 2, it will revert to a 49% non-controlling interest. Cornerstone's carried interest is not repayable out of project cash flows or otherwise.

Newcrest will receive a 10% management fee starting from December 7, 2018, (out of its own funding under the Agreement) during the 18-month initial option period noted above, and a 5% fee on total expenditures during Stages 1, 2 and 3 as outlined above.

22

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 10. EXPLORATION AND EVALUATION EXPENDITURES (Continued) On February 19, 2019, Cornerstone and its wholly owned subsidiary Cañabrava Mining S.A. have signed an option and farm-in Heads of Agreement with Newcrest International Pty Limited ("Newcrest"), a subsidiary of Newcrest Mining Limited (ASX: NCM) for Cornerstone's Caña Brava and Tioloma properties in Ecuador, targeting epithermal gold-silver and porphyry gold-copper deposits in south central Ecuador. Subject to due diligence and negotiation of definitive documentation, Newcrest has the option to earn up to a 75% interest in this project in stages, as follows: • Initial Option Period (runs from date of the definitive agreement until 18 months after receipt of Drilling Permit): making an up-front payment to Cornerstone of US$100,000 (received), and spending a minimum of US$2 million (committed); Stage 1 (4 years): paying US$500,000 to Cornerstone and spending a further $8 million (with a minimum of $500,000 in each year to maintain the option) to earn a 51% interest in the project; Stage 2 (2 years): paying $650,000 to Cornerstone and completing a positive Preliminary Economic Assessment in accordance with National Instrument 43-101 on any target area in the project, to increase its interest in the Project to 65% (Newcrest may extend Stage 2 an additional year by paying Cornerstone $250,000); and Stage 3 (2 years): incurring expenditures of $100 million or completing a bankable feasibility study (BFS), whichever occurs first, to increase its interest in the project to 75% (Newcrest may extend Stage 3 by up to an additional 2 years by paying $500,000 to Cornerstone for each 1 year extension). • • • If Newcrest earns a 75% interest, Cornerstone will have the option for 90 days to convert up to 10% (2/5th) of its 25% project equity into a net smelter returns (NSR) royalty at the rate of 5% equity per 1% NSR (with minimum conversion of 5% equity interest). Newcrest will have the right to buy down the royalty to 1.5% NSR at fair market value after delivery of the BFS. Cornerstone's carried interest ends at the end of Stage 3 or sooner if Newcrest fails to complete any Stage after completing Stage 1 or if Newcrest elects not to proceed with Stage 2 or 3, following which Cornerstone will be required to contribute or suffer dilution of its participating interest according to a formula. If Newcrest completes Stage 1 and elects not to proceed to Stage 2, it will revert to a 49% non-controlling interest. Cornerstone's carried interest is not repayable out of project cash flows or otherwise. Newcrest will be the operator at its own cost during the Initial Option Period, for a 5% fee during Stages 1, 2 and 3, and at 3% fee thereafter. 11. SHAREHOLDERS’ EQUITY On July 12, 2019 the Company implemented a share consolidation where shareholders received 1 post-consolidation Common share for every 20 pre-consolidation Common shares held. The numbers of shares, options and warrants have been adjusted to reflect the consolidation. A) Share Capital Authorized An unlimited number of common shares with no par value. 23

CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 11. SHAREHOLDERS’ EQUITY (Continued) Issued and outstanding March 31, 2020 December 31, 2019 Number of Shares $ Number of Shares $ Common shares 32,393,161 161,570,185 32,305,986 161,291,382 2020 issuances During the three months ended March 31, 2020, 87,175 stock options were exercised for gross proceeds of $174,350. The stock options had an average exercise price of $2.00 per option and expiring up to January 29, 2020. As a result of the exercise of the stock options a total of $122,045 was transferred from contributed surplus to share capital. 2019 issuances During the year ended December 31, 2019, 57,500 stock options were exercised for gross proceeds of $198,740. The stock options had an average exercise price of $3.46 per option and expiring up to November 15, 2021. As a result of the exercise of the stock options a total of $161,665 was transferred from contributed surplus to share capital. During the year ended December 31, 2019, 196,834 warrants were exercised for gross proceeds of $466,497. The warrants had an average exercise price of $2.37 per warrant and expired up to May 12, 2021. As a result of the exercise of the warrants a total of $97,546 was transferred from warrants to share capital. During the year ended December 31, 2019, the company issued 283,920 (2018 – 56,452) common shares to settle accounts payable aggregating $672,891 (2018 - $350,000) and incurred issuance costs of $59,389 (2018 - $326,036). Preferred shares The first and second preferred shares which have been authorized may be issued in one or more series and the directors are authorized to fix the number of shares in each series and to determine the designation, rights, privileges, restrictions and conditions attached to the shares of each series. No first or second preferred shares have been issued. B) Stock options The Company has an equity settled stock option plan under which options to purchase common shares in the Company may be granted to directors, officers, key employees and consultants of the Company. There were no stock options granted during the three months ended March 31, 2020. During the three months ended March 31, 2020, the Company realized and recorded as an expense in the profit or loss of $421,211 (March 31, 2019 - $522,025) relating to stock options which vested in the current period. During the three months ended March 31, 2020, 87,175 options were exercised for gross proceeds of $174,350. 24

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

11. SHAREHOLDERS' EQUITY (Continued)

Details of the activity of the stock option plan are as follows:

	For the three months ended March 31, 2020		For the year ended December 31, 2019	
	Number	**Weighted-Average Exercise Price**	Number	Weighted-Average Exercise Price
		$		$
Balance, beginning of the period	**2,409,800**	**4.55**	2,169,675	4.60
Granted during the period				
To employees, officers, directors and consultants	-	-	432,000	4.00
Exercised during the period	**(87,175)**	**2.00**	(57,500)	3.00
Expired	-	-	(122,500)	3.70
Cancelled by the Board of Directors	-	-	(11,875)	4.30
Balance, end of period	**2,322,625**	**4.55**	2,409,800	4.55
Exercisable, end of period	**2,034,625**	**4.55**	1,851,175	4.55

The following table summarizes information about stock options outstanding and exercisable at March 31, 2020.

Grant date	**Exercise price**	**Options outstanding**	**Contractual Life (years)**	**Options vested**	**Options unvested**	**Years remaining to maturity**
04-Jun-15	$2.00	2,500	5	2,500	-	0.18
14-Jun-16	$1.00	121,667	5	121,667	-	1.21
09-Aug-16	$2.20	136,250	5	136,250	-	1.36
15-Nov-16	$3.00	443,333	5	443,333	-	1.63
12-Jul-17	$9.50	375,000	5	375,000	-	2.28
12-Sep-18	$4.30	811,875	5	811,875	-	3.45
06-Aug-19	$4.00	432,000	5	144,000	288,000	4.35
		2,322,625		**2,034,625**	**288,000**	

The stock options have a weighted average remaining life of 2.84 years.

25

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

11. SHAREHOLDERS' EQUITY (Continued)

C) Warrants

Warrants have been issued by the Company in the course of issuing shares. Warrants are valued using the Black Scholes option-pricing model. These instruments are anti-dilutive.

	For the three months ended March 31, 2020		
	Number	**Grant date Fair Value $**	**Weighted-Average Price $**
Balance, beginning of the period	**2,661,576**	**987,381**	**2.00**
Exercised	-	-	-
Balance, end of the period	**2,661,576**	**987,381**	**2.00**

	For the year ended December 31, 2019		
	Number	**Grant date** Fair Value $	Weighted-Average Price $
Balance, beginning of the year	4,182,931	2,301,300	3.40
Exercised	(196,834)	(97,546)	(2.37)
Expired	(1,324,521)	(1,216,373)	(2.22)
Balance, end of the year	2,661,576	987,381	2.00

D) Loss per share

During the three months ended March 31, 2020, 2,661,576 warrants (December 31, 2019 – 2,661,576) and 2,322,625 options (December 31, 2019 – 2,49,800) were excluded from the computation of diluted loss per share as they were anti-dilutive.

12. RELATED PARTY TRANSACTIONS

The following represents a summary of transactions with parties under common control and shareholders for the three months ended March 31, 2020 and 2019. The amounts are expensed as professional and administrative charges.

Macdonald Consulting LLC, a service company owned by Brooke Macdonald, who serves as the Company's President and CEO, provided the Company with management consulting services. During the three months ended March 31, 2020, Macdonald Consulting billed a total of US$63,000 in consulting fees ($95,143) (March 31, 2019 - $94,326). The Company may terminate the contract without cause by paying the President and CEO 24 months' salary at any time.

D.R. Loveys and Associates Inc., a service company owned by David Loveys, who serves as a Director and effective January 1, 2019, the Chief Financial Officer for the Company, provided the Company with management consulting services. During the three months ended March 31, 2020, D.R. Loveys and Associates Inc. billed a total of $49,500 (March 31, 2019 - $49,500).

26

CORNERSTONE CAPITAL RESOURCES INC.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2020
(Expressed in Canadian Dollars)

12. RELATED PARTY TRANSACTIONS (Continued)

During the three months ended March 31, 2020, non-management directors of the Company were paid/accrued stipends of $28,125 (March 31, 2019 - $26,000).

Compensation for the three months ended March 31, 2020, for key management personnel, not included above, is $296,528 (March 31, 2019 - $461,571) which includes salary and other short-term benefits of $75,132 (March 31, 2019 - $214,595) and share-based payments of $221,396 (March 31, 2019 - $246,976). These amounts include consulting fees and benefits for the Company's Vice President, Exploration, group insurances for all management and share based payments for all management and directors.

13. SUPPLEMENTAL CASH FLOW INFORMATION

	Three months ended March 31,	
	2020	2019
	$	$
Changes in non-cash operating working capital		
(Increase) decrease in receivables	**(284,817)**	(552,751)
Decrease in prepaid expenses	**22,014**	16,619
(Decrease) in trade payables and accrued liabilities	**(312,411)**	(3,341)
	(575,214)	(539,473)

During the three months ended March 31, 2020, the value of the share-based payments and warrants exercised were $122,048 (2019 - $157,655) and $Nil (2019 - $48,624) respectively.

During the three months ended March 31, 2020, the Company sold 4,985,838 shares of SolGold Plc for total proceeds of $1,713,531. The Company had a loss on disposal of $1,394,448.

14. SEGMENT REPORTING

The Company has one reportable operating segment being that of acquisition, exploration and evaluation activities. All Ecuador exploration mineral claims are held by the Company's Ecuador subsidiaries with all costs incurred in the subsidiaries expensed to exploration and evaluation expenditures on the consolidated statement of operations. The Company's long-term investment is in an entity with mineral property interests in Ecuador.

The Company has the following non-current assets located in Canada, Chile and Ecuador:

	March 31, 2020	December 31, 2019
	$	$
Ecuador		
Property, plant and equipment	**232,313**	239,941
Long-term investment	**72,000,000**	72,000,000
Chile		
Property, plant and equipment	**10,831**	11,404
Canada		
Marketable securities	**55,875,940**	60,111,027
	128,119,084	132,362,372

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CORNERSTONE CAPITAL RESOURCES INC. Notes to the Unaudited Condensed Interim Consolidated Financial Statements For the three months ended March 31, 2020 (Expressed in Canadian Dollars) 15. CONTINGENCIES Environmental contingencies: The Company’s exploration activities are subject to various laws and regulations governing the protection of the environment. The Company conducts its operations to protect public health and the environment and believes that its operations are materially in compliance with all applicable laws and regulations. 16. COMMITMENTS See note 12 for the commitments under agreements with the management. 17. EVENTS AFTER THE REPORTING PERIOD COVID-19 Subsequent to March 31, 2020, the Company’s operations could be significantly adversely affected by the effects of the continued widespread global outbreak of COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations. 28